Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces Second Quarter Results

SYKESVILLE, MD – July 15, 2013 – Carroll Bancorp, Inc. (the “Company”) (OTCBB: CROL), the parent company of Carroll Community Bank (the “Bank”), today announced quarterly net income of $61,000, or $0.18 per common share, for the quarter ended June 30, 2013 compared to a net loss of $63,000, or $0.19 per common share, for the quarter ended June 30, 2012. The Company earned $112,000, or $0.33 per common share, for the six months ended June 30, 2013 compared to a net loss of $36,000, or $0.11 per common share for the six months ended June 30, 2012.

The increase in net income for the three months ended June 30, 2013 was the result of the growth in net interest income of $192,000, or 27.5%, as the Bank’s average earning assets increased by $10.0 million in conjunction with the change in the earning asset mix and the further reduction in the Bank’s cost of funds. The net interest margin improved to 3.60% for the three months ended June 30, 2013 compared to 3.15% for the three months ended June 30, 2012.

Provision for loan losses decreased by $112,000 for the quarter ended June 30, 2013 compared to the quarter ended June 30, 2012 due primarily to a specific reserve recorded last year for a single nonperforming residential loan. Noninterest income declined by $47,000 due mainly to the reduction in security gains taken on securities available for sale and noninterest expenses increased by $68,000 due to higher compensation, benefit and data processing costs for the 2013 period.

The Company also reported at June 30, 2013 total assets of $107.1 million, an increase of 8.7%, gross loans of $83.0 million, an increase of 18.2%, and total deposits of $91.2 million representing an increase of 7.3%, compared to June 30, 2012. Non-interest bearing deposits increased by $2.0 million, or 62.1%, to $5.2 million and interest bearing checking increased by $1.1 million, or 30.0%, to $4.7 million at June 30, 2013 compared to June 30, 2012, reflecting the Company’s continued focus on core business and consumer deposit account relationships.

Nonperforming loans decreased to $561,000 at June 30, 2013 from $841,000 at June 30, 2012 while total nonperforming assets decreased by $856,000, or 38.7%, to $1.4 million from $2.2 million over the same comparable periods. Past due loans decreased by $752,000, or 56.2%, to $586,000 at June 30, 2013 compared to $1.3 million at June 30, 2012.

“Consistent with our plan to focus on improving asset quality and our earning asset mix, the Company continued to make substantial progress in reaching our strategic plan objectives in 2013. We are pleased with the continued improvement in these key metrics.” stated Russell J. Grimes, President and CEO of Carroll Bancorp, Inc.

During the quarter, the Company successfully completed its stock repurchase program of 10,783 shares for the 2011 Employee Recognition and Retention Plan and Trust. The Company repurchased the shares at an average price of $12.42 for a total of $134,000. Total stockholders’ equity decreased by $184,000 compared to December 31, 2012 due to the repurchase program and accumulated other comprehensive income declining by $161,000 due to the impact of higher long term rates on the mark to market of the securities available for sale portfolio.

Carroll Bancorp, Inc.’s common stock trades on the OTC Bulletin Board (www.otcbb.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO at 410-795-1900.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is a state-chartered commercial bank with branch offices in the towns of Eldersburg and Westminster in Carroll County, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.

Financial Highlights

(Dollars in thousands)	At June 30, 2013	At December 31, 2012	At June 30, 2012
	(unaudited)	(audited)	(unaudited)
Selected Financial Condition Data:
Total assets	$107,091	$102,532	$98,485
Total loans	82,996	78,742	70,207
Allowance for loan losses	694	859	692
Deposits	91,164	87,453	84,925
Federal Home Loan Bank advances	7,500	6,500	5,000
Total stockholders’ equity	8,284	8,468	8,461

Asset Quality Ratios:
Allowance for loan losses to total loans	0.84%	1.09%	0.99%
Nonperforming loans to total loans	0.68%	0.86%	1.20%
Nonperforming assets to total assets	1.27%	1.43%	2.25%

Capital Ratios (bank level):
Total capital to risk-weighted assets	13.12%	13.42%	14.93%
Tier 1 capital to risk weighted assets	12.08%	12.17%	13.72%
Tier 1 capital to average assets	7.63%	7.55%	8.05%
Tangible equity to tangible assets	7.45%	7.83%	8.15%

(unaudited)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
(Dollars in thousands, except per share data)	2013	2012	Variance	2013	2012	Variance
Selected Operating Data:
Interest and dividend income	$1,111	$960	$151	$2,187	$1,929	$258
Interest expense	217	258	(41)	452	517	(65)

Net interest income	894	702	192	1,735	1,412	323
Provision for loan losses	55	167	(112)	83	172	(89)

Net interest income after provision for loan losses	839	535	304	1,652	1,240	412
Noninterest income	66	113	(47)	130	191	(61)
Noninterest expense	821	753	68	1,637	1,500	137

Income before income tax expense	84	(105)	189	145	(69)	214
Income tax expense	23	(42)	65	33	(33)	66

Net income	$61	$(63)	$124	$112	$(36)	$148

Earnings per share (basic and fully diluted)	$0.18	$(0.19)	$0.37	$0.33	$(0.11)	$0.44

Select Financial Ratios (unaudited):
Return on average assets	0.23%	-0.26%		0.22%	-0.08%
Return on average equity	2.89%	-2.97%		2.65%	-0.85%
Interest rate spread	3.54%	3.11%		3.48%	3.16%
Net interest margin	3.60%	3.15%		3.55%	3.20%
Efficiency ratio	85.55%	92.45%		87.79%	93.58%
Noninterest expense to average assets	3.15%	3.10%		3.15%	3.11%
Average interest-earning assets to average interest-bearing liabilities	107.74%	103.43%		107.20%	103.55%